Delaware The First State	PAGE 1

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "GLOBAL ADVANCE CORP.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF OCTOBER, A.D. 2006, AT 12:31 O'CLOCK P.M.
A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTRY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
SECRETARY'S OFFICE 1793 DELAWARE 1855
Harriet Smith Windsor, Secretary of State

4239239 8100	AUTHENTICATION:	5136303
060969431	DATE:	10-23-06

STATE OF DELAWARE CERTIFICATE OF INCORPORATION OF GLOBAL ADVANCE CORP.	State of Delaware Secretary of State Division of Corporations Delivered 12:33 PM 10/23/2006 FILED 12:31 PM 10/23/2006 SRV 060969431 - 4239239 FILE

FIRST:	The name of this Corporation is Global Advance Corp.

SECOND:	Its registered office in the State of Delaware is to be located at 113 Barksdale Professional Center, Newark, Delaware, County of New Castle, Zip Code 19711. The registered agent in charge thereof is Delaware Intercorp.

THIRD:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The amount of the total stock of this corporation is authorized to issue is fifty million (50,000,000) shares of common stock with a par value of $0.0001 per share.

FIFTH:	The name and mailing address of the incorporator is as follows:
Oren Rozenberg Geva Street 13/10 Netanya Israel 42319

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto executed this Certificate this 18th day of October, 2006.

Date:	By:	/s/ Oren Rozenberg

Name: OREN ROZENBERG
Title: Incorporator